Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (“Agreement”) is made effective as of April 4, 2006 (“Effective Date”), by and between OCZ Technology Group, Inc. (“Company”) and Arthur Knapp (“Executive”).
     The parties agree as follows:
     1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
     2. Duties.
          2.1 Position. Executive is employed as Chief Financial Officer and shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.
          2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.
     3. Nature of Employment. Executive’s employment with the Company is “at will.” This means it is for no specified term and may be terminated by the Executive or the Company at any time, with or without cause or advance notice subject to the provisions regarding termination as set forth in Section 7 below. In addition, the Company reserves the right to modify Executive’s compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.
     4. Compensation.
          4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $120,000.00 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.
          4.2 Incentive Compensation. Executive will be eligible to earn incentive compensation in accordance with the Company’s Executive Bonus Plan, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion.
          4.3 Stock Options. Subject to the Board of Directors’ approval, Executive will be granted a stock option to purchase 50,000 shares of Company’s Common Stock under Company’s 2004 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option.
          4.4 Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion.
     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.
     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.
     7. Termination of Executive’s Employment.
          7.1 Termination for Cause. In the event Executive’s employment is terminated for Cause, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, as well as any accrued but unused vacation or PTO. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For purposes of this Agreement, Cause shall mean (a) the Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duly for personal profit, or falsification of any Company documents or records; (b) the Executive’s material failure to abide by the Company’s written policies relating to confidentiality and reasonable workplace conduct; (c) the Executive’s unauthorized use, misappropriation, destruction or diversion of any material asset or corporate opportunity of the Company (including, without limitation, the Executive’s improper use or disclosure of the Company’s confidential or proprietary information); (d) any intentional act by the Executive which has a material detrimental effect on the Company’s reputation or business, (e) any material breach by the Executive of this Agreement and any other agreement between the Company and Executive, including without limitation, the Company’s Executive Innovations and Proprietary Rights Agreement/Non-Disclosure Agreement and stock option agreement, which breach is not cured within 15 days after Executive receives notice from the Board specifying said breach; or (f) the Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Executive’s ability to perform his duties with the Company.
          7.2 Voluntary Termination. In the event Executive terminates his employment for any reason, the Company requests that Executive provide three (3) months notice prior to the date of termination. In the event of his voluntary termination, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, as well as any accrued but unused vacation or PTO. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.
          7.3 Termination Without Cause by the Company. Company may terminate Employee’s employment under this Agreement without Cause at any time. In the event of such termination, in addition to receiving Base Salary then in effect, prorated to the date of termination, along with any accrued but unused vacation or PTO, the Company shall also provide Executive with the following but only if Executive signs a confidential general release of all claims in favor of the Company: (a) a payment equal to three (3) months’ of Executive’s Base Salary then in effect on the date of termination, less applicable withholding, payable beginning on the first payday following the effective date of the general of claims noted above and thereafter, in accordance with Company’s regular payroll cycle (the “Severance Period); and (b) in the event Executive was covered under the Company’s group health plan at the time of Executive’s termination of employment and he timely elects to continue his group health coverage under federal/state law (COBRA), the Company will reimburse Executive for his COBRA premiums until the earlier of (i) Executive’s coverage under another employer’s group health plan or (ii) until the last day of the Severance Period
          7.4 Termination Upon a Change in Control. In the event Executive’s employment is terminated upon a Change in Control as this is defined in the Company’s 2004 Stock Incentive Plan and Executive signs a general release of all claims in favor of the company, Executive shall receive: (a) full vesting of any unvested shares subject to the Option.
     8. No Conflict of Interest. During the term of Executive’s employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, Executive, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.
     9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Executive Nondisclosure and Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.
     10. Nonsolicitation. Executive understands and agrees that Company’s Executives and customers and any information regarding Company Executives and/or customers is confidential and constitutes trade secrets.
          10.1 Nonsolicitation of Customers or Prospects. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.
          10.2 Nonsolicitation of Company’s Executives. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s Executives or causing others to solicit or encourage any of Company’s Executives to discontinue their employment with Company.

     11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.
     12. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, unemployment insurance benefits, breach of Company’s Executive Innovations and Proprietary Rights Agreement and Company’s right to obtain injunctive relief pursuant to section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent; subsidiary or related entities and their Executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.
          12.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.
          12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
          12.3 Arbitration Procedure. The arbitration will be conducted in Sunnyvale, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (AAA) (available on-line at www.adr.org). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.
     13. General Provisions.
          13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
          13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.
          13.4 Severabillity. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
          13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Sunnyvale, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
          13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
          13.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”). 12 (“Arbitration”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.
     14. Entire Agreement. This Agreement, including the Company Executive Nondisclosure and Assignment Agreement incorporated herein by reference and Company’s 2004 Stock Incentive Plan and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Arthur Knapp
Date: 13 April 2006	By:	/s/ Arthur Knapp

OCZ TECHNOLOGY GROUP, INC.
Dated:	By:	/s/ Ryan Peterson
Its: